Exhibit 99.2

Ceva, Inc. Q1 2024 Financial Results Conference Call - Prepared Remarks :: May 9, 2024

Ceva, Inc.

First Quarter 2024 Financial Results Conference Call

Prepared Remarks of Amir Panush, Chief Executive Officer and
Yaniv Arieli, Chief Financial Officer

May 9, 2024

8:30 A.M. Eastern

Richard

Good morning everyone and welcome to Ceva’s first quarter 2024 earnings conference call. Joining me today on the call are Amir Panush, Chief Executive Officer, and Yaniv Arieli, Chief Financial Officer of Ceva.

Forward Looking Statements and Non-GAAP Financial Measures

Before handing over to Amir, I would like to remind everyone that today’s discussion contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of Ceva to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include statements our market positioning, strategy and growth opportunities, market trends and dynamics, Ceva’s ability to execute on backlogged deals in the second quarter and to reach total revenue target for the year, expectations regarding demand for and benefits of our technologies, and our expectations and financial goals and guidance regarding future performance. Ceva assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

In addition, following the divestment of the Intrinsix business, financial results from Intrinsix were transitioned to a discontinued operation beginning in the third quarter of 2023, and all prior period financial results have been recast accordingly. We will also be discussing certain non-GAAP financial measures which we believe provide a more meaningful analysis of our core operating results and comparison of quarterly results. A reconciliation of non-GAAP financial measures is included in the earnings release we issued this morning and in the SEC filings section of our investors relations website at investors.ceva-ip.com.

Ceva, Inc. Q1 2024 Financial Results Conference Call - Prepared Remarks :: May 9, 2024

With that said, I’d like to turn the call over to Amir who will review our business performance for the quarter, review the year and provide some insight into our ongoing business. Amir;

Amir

Thank you, Richard. Good morning everyone and thank you for joining us today. Ceva delivered first quarter results that reflected solid royalty trends with good year-over-year growth, while licensing was lower than we anticipated, as some deals we expected to close in the first quarter were delayed. I continue to be very encouraged by our diversified licensing pipeline and stronger backlog. We closed a significant, multi-million dollar deal, with a strategic customer, in the beginning of the second quarter and there is strong demand for our next-generation IPs that are currently in development and are being licensed by early adopters who are looking to gain an advantage in the market. I will elaborate more on our expectations for our licensing business for the rest of the year shortly.

First, looking at the licensing business we concluded in the quarter in more detail, we continued to expand our leadership in smart edge IP, completing 11 licensing deals across all of our key target markets, namely consumer, automotive, industrial, and infrastructure. These deals range from Bluetooth connectivity for wearables and IoT, 5G for RedCap and cellular V2X, Wi-Fi for access points, UWB for consumer devices and audio for smartphones. Most significantly in the quarter, I am very pleased to report that we signed deals for our next-generation Bluetooth 6 and Wi-Fi 7 IPs. Design activity around our Wi-Fi 7 IP is experiencing strong traction with both new and established wireless players and represents a positive catalyst for our licensing activities in 2024 and beyond. In the quarter, we concluded a Wi-Fi 7 deal with a strategic customer who is already in mass production with a combo chip based on our Wi-Fi 6 and Bluetooth 5 IPs. This customer has managed to successfully compete with the largest incumbents in the wireless combo chip space for consumer, enterprise and automotive and is now beginning to design their next-generation Wi-Fi 7 chips to gain further market traction for the broad consumer devices that will require Wi-Fi 7 connectivity, including smartphones, tablets, laptops, wearables, and smart home devices.

Ceva, Inc. Q1 2024 Financial Results Conference Call - Prepared Remarks :: May 9, 2024

In terms of market size, ABI Research forecasts that Wi-Fi 7 chipset shipments will exceed 1.7 billion units annually by 2028. As we have stated previously, due to its technical complexity, our Wi-Fi 7 IP commands a higher license fee and royalty rate than previous generations of Wi-Fi, which in turn drives ASP growth and enables us to drive more value per customer. Moreover, the large market size entices new entrants to the Wi-Fi market, while the complexity of the technology poses challenges to many of the existing wireless players to develop this technology internally. As the only IP company in the market today offering licensable Wi-Fi 7 technology, and the ability to license it together with our Bluetooth and UWB technologies, we are in an excellent position to repeat our success in the Wi-Fi 6 market for Wi-Fi 7.

In Bluetooth, we have added a new Bluetooth 6 customer in the quarter, who is a first-time customer for Ceva, and a world leader in wireless audio. This customer decided to take advantage of our IP to accelerate their product development for the next generation of Bluetooth Audio. Although the Bluetooth 6.0 standard is not yet ratified, we are among a small number of leaders, and the sole IP licensing company, that has the expertise and skills to develop next-generation wireless technologies ahead of the market and ahead of the standard itself. We have successfully achieved this for a number of generations of both Bluetooth and Wi-Fi standards and have built an unrivalled position as the industry’s leader and trusted partner for wireless IP over many years, with more than 100 customers and billions of devices shipped.

Finally on licensing, in relation to the licensing pipeline for the remainder of the year and our ability to extract more revenue per deal, I would like to share a few thoughts and datapoints. Ceva is one of a few select companies that have the technical capabilities, talent and unique know-how to develop wireless, sensing and edge AI IP to the level required by most demanding customers. I firmly believe that we can command higher licensing fees and royalties for our leading-edge products, and many of our ongoing customer discussions reinforce this belief. While a few deals that we had anticipated closing in the first quarter were delayed to later quarters, those deals remain in our sales pipeline, and some have already been signed since the first quarter close. Our value proposition around the three major smart edge use cases - connect, sense and infer - is clear and well understood by our customers and partners. In addition, we have already closed a meaningful, multi-million dollar deal in the second quarter, with a strategic customer for a next-generation IP that we are currently developing. I will update you more on this deal in the next earnings call, but wanted to share that this deal reinforces our strategy to extract higher value for our technology due to our unrivalled technical leadership and the ROI gains that can be achieved when partnering with us. We believe this in turn will serve to increase shareholder value through higher revenues, margins and profits over time. We are laser-focused on this value-add strategy leveraging our strong broad portfolio of smart edge IP offering.

Ceva, Inc. Q1 2024 Financial Results Conference Call - Prepared Remarks :: May 9, 2024

Turning to royalties, we are pleased with our start to the year with a robust quarter, showing an impressive 33% revenue growth year-over-year and just a 14% seasonal sequential decline, compared to a 28% sequential decline a year ago. We saw shipment volumes up 25% year-over-year, and increase in every end market we serve, as restocking continued across the broad IoT markets. Smartphone units, while up year-over-year, were down quite sharply from the fourth quarter, a similar trend to what we saw last year. Also, the infrastructure market remains soft, reflecting low CapEx for 5G networks globally. From conversations with our customers, we expect smartphones to improve in the second quarter and throughout the year. Overall, the first quarter shipments increase our confidence that we are well positioned to grow our royalty business in 2024, augmented during the year by new customer ramps deploying our portfolio of wireless IPs for consumer and industrial devices, and our embedded application software for spatial audio in headphones and sensor fusion software for intelligent robots.

Now some commentary regarding developments in the quarter. In the first quarter, we also invested further in cementing our market leadership, expanding our product offerings and strengthening our ecosystem. We announced a new UWB wireless IP for consumer devices, one that builds on our success in UWB solution for automotive, and which we already licensed successfully to a customer this quarter. UWB is primed for take-off in the consumer market, as the majority of smartphone OEMs are now integrating this technology into their latest devices, which is a precursor to mass market deployment in endpoint devices. ABI Research forecasts that the global market of UWB-enabled device shipments will grow at a compound annual growth rate of 14% over the next five years – from 435 million units in 2023 to nearly 1.3 billion units by 2028. We’re ideally positioned to leverage this market opportunity as it develops, already having a mature IP available for licensing and the ability to license it integrated with our Bluetooth Low Energy IP.

Ceva, Inc. Q1 2024 Financial Results Conference Call - Prepared Remarks :: May 9, 2024

In terms of our ecosystem, we announced a new partnership with Arm targeting 5G Advanced infrastructure and non-terrestrial networks (NTN), aimed at lowering the barriers to entry for developing products targeting these two large markets. NTN or satellite communications is a hotbed of innovation these days, and together with Arm, we can deliver the processing power required by satellite companies and new entrants to bring 5G Advanced networks to Orbit, enabling the promise of global broadband connectivity and a host of new use cases on earth that can leverage truly ubiquitous connectivity.

We continue to gain market share in wireless connectivity, with an unrivalled portfolio of wireless IP, spanning the most common standards like Bluetooth, Wi-Fi and 5G, through to emerging standards like UWB and Matter. Connectivity is no longer considered a feature for electronic devices. Moreover, it’s the very foundation of innovation that allows AI to be deployed and accessed by edge devices. Without connectivity, there is no AI. We are incredibly proud of our central role in the industry, enabling the connectivity in more than 1 billion devices annually that allows them to interact with AI and improve our daily lives.

On sensing and inference, we continue to experience strong demand for our software and hardware products targeting these use cases. Our Generative AI NPU scalable IP portfolio with market leading performance is undergoing intense evaluation with a number of customers that we have identified as strategic design partners for this technology and we will update you as these deals come to fruition. Our embedded application software, particularly around spatial audio is also experiencing significant traction, and we reached an important milestone in the quarter, with the first headset integrating our RealSpace spatial audio and headtracking software going on sale to the public. The Nirvana Eutopia headphones from India’s #1 wearable and hearable OEM, boAt, also features our Bluetooth and Audio/AI DSP, making this product a perfect illustration of our “connect, sense and infer” strategy, where we can provide multiple IPs to a single product and work directly with the OEM to bring the product to market.

Ceva, Inc. Q1 2024 Financial Results Conference Call - Prepared Remarks :: May 9, 2024

Overall, we are very excited about our product lineup targeting smart edge devices. Our dialogue with customers is very open, and we understand the recurring pain points that our customers share with us when discussing their smart edge roadmaps. With AI set to transform every industry and technology, semiconductors and OEMs need to define their strategies, not just to deal with the inference workload, but also how to connect their devices and enable them with the ability to use sensors for voice, sound, vision and motion. Without these three use cases being addressed in every smart edge device, from smart MCUs all the way to autonomous vehicles and 6G virtual RAN equipment, companies will not be able to compete in the smart edge era. We are ideally positioned to fill the knowledge and R&D gaps at companies that lack the ability to excel in all of these areas. Our portfolio of IP for connect, sense and infer use cases is highly synergistic with a broad range of semi and OEM customers across multiple industries, including the high volume MCU players, where we already have significant traction for our connectivity IPs, and the TWS and wireless headphone markets, where we estimate our Bluetooth customers to have 45%-50% market share today, excluding Apple products. We intend to fully exploit our leadership in wireless connectivity to offer additional IP for sense and infer as the use cases for smart edge devices grow, driving larger licensing deals and higher royalty fees per unit.

In summary, we have begun 2024 with royalty-bearing shipments up across all the end markets we serve and we have a solid pipeline of new customers set to reach production as the year progresses. In licensing, the first quarter was challenged with a few licensing agreements delayed until later in the year, but overall the quality of the licensing deals signed and the overall demand for our next generation IPs is very encouraging. We have the portfolio of technologies that meets some of the critical pain points of semiconductors and OEMs for their smart edge roadmaps and I am confident that we can meet our total revenue target for the year and we have built a healthy backlog which reinforces my belief on this. Overall, I remain very positive that 2024 will be a growth year for Ceva and will set us up to reach our longer-term revenue, margin and profitability targets. I look forward to meeting with many of you at conferences and roadshows during the quarter.

Ceva, Inc. Q1 2024 Financial Results Conference Call - Prepared Remarks :: May 9, 2024

Now I will turn the call over to Yaniv for the financials.

Yaniv

Thank you, Amir. I’ll now start by reviewing the results of our operations for the first quarter of 2024.

Revenue for the first quarter was $22.1 million, as compared to $26.3 million for the same quarter last year. The revenue breakdown is as follows:

Licensing and related revenue was $11.4 million, reflecting 52% of total revenues, as compared to $18.2 million for the same quarter last year.

Royalty revenue was $10.7 million, reflecting 48% of total revenues, as compared to $8.0 million for the same quarter last year. This represents an impressive 33% revenue growth year-over-year and just a 14% seasonal sequential decline, compared to a 28% sequential decline a year ago.

Gross margin was 89% on a GAAP basis and 90% on a non-GAAP basis compared to 87% and 88% on GAAP and non-GAAP, respectively a year ago.

Total GAAP operating expenses for the first quarter were $24.5 million, at the lower end of the range of our guidance.

Total non-GAAP operating expenses for the first quarter, excluding equity-based compensation expenses, amortization of intangibles and deal costs, were $20.7 million, below the mid-range of our guidance, due to specific cost monitoring and controls, as we talked about in the prior earnings call.

GAAP operating loss for the first quarter of 2024 was $5.0 million, as compared to a GAAP operating loss of $2.6 million for the same period in 2023.

Ceva, Inc. Q1 2024 Financial Results Conference Call - Prepared Remarks :: May 9, 2024

GAAP and non-GAAP taxes were $1.7 million, above our estimates, due to the geographies of deals signed.

GAAP net loss for the first of 2024 quarter was $5.4 million and diluted loss per share was 23 cents, as compared to net loss of $2.7 million and diluted loss per share of 12 cents for the same period last year.

Non-GAAP net loss and diluted loss per share for the first quarter of 2024 were $1.3 million and 5 cents, respectively, as compared to net income of $1.2 million and diluted income per share of 5 cents reported for the same period last year.

With respect to other related data

Shipped units by Ceva licensees during the first quarter of 2024 were 371 million units, up 25% from the first quarter 2023 reported shipments.

Of the 371 million units reported, 61 million units, or 16%, were for mobile handset modems.

283 million units were for consumer IoT products, up from 250 million units in the first quarter of 2023.

27 million units were for IIoT products, up from 18 million in the first quarter of 2023.

Bluetooth shipments were 202 million units in the quarter, up 6% year-over-year.

Cellular IoT shipments were 36 million units, up 24% year-over-year.

Wi-Fi shipments were 31 million units, up 50% year-over-year.

As Amir mentioned earlier, shipments were up year-over-year across all of our end markets, and total royalty revenues excluding mobile handset modems was the highest quarter since the third quarter of 2022, surpassing $8 million.

Ceva, Inc. Q1 2024 Financial Results Conference Call - Prepared Remarks :: May 9, 2024

As for the balance sheet items

As of March 31, 2024, Ceva’s cash and cash equivalent balances, marketable securities and bank deposits were approximately $159 million. In the first quarter of 2024 we repurchased approximately 57,000 shares for approximately $1.3 million. As of today, around 643,000 shares are available for repurchase under the repurchase program as expanded in November 2023.

Our DSO for the first quarter of 2024 is 58 days, back to its more normal levels and higher than our prior quarter’s 32 days.

During the first quarter, we used $7.3 million cash from operating activities, on-going depreciation and amortization was $1.0 million, and purchase of fixed assets was $0.9 million.

At the end of the first quarter, our headcount was 433 people, of whom 359 are engineers.

Now for the Guidance for the second quarter of 2024

As Amir stated earlier, we have signed a number of deals at the start of the second quarter, and also have good visibility into the second quarter potential deal flow for our wide range of technologies and markets. On royalties, we expect year-over-year growth in the second quarter and are monitoring the timing of new product introductions from our customers and All in all, we forecast sequential growth in overall revenues for the second quarter of 6%-16%, primarily from licensing.

Gross margin is expected to be similar to the first quarter, approximately 88% on a GAAP basis and 90% on a non-GAAP basis, excluding an aggregate of $0.2 million of equity-based compensation expenses and $0.1 million amortization of acquired intangibles.

GAAP OPEX for the second quarter of 2024 is expected to be in the range of $24.5 million to $25.5 million, slightly higher than the first quarter and in-line with our annual plans. Of our anticipated total operating expenses for the second quarter, $3.8 million is expected to be attributable to equity-based compensation expenses, and $0.5 million for amortization of acquired intangibles. Non-GAAP OPEX is expected to be in the same level as the first quarter, in the range of $20.2 million to $21.2 million. We’ll continue to monitor our expenses closely and look for ways to further improve our operating efficiency.

Ceva, Inc. Q1 2024 Financial Results Conference Call - Prepared Remarks :: May 9, 2024

Net interest income is expected to be approximately $1.3 million.

Taxes for the second quarter are expected to be approximately $1.7 million.

Share count for the second quarter of 2024 is expected to be 25.0 million shares.

Operator: You can now open the Q&A session

Wrap Up: Richard

Thank you for joining us today and for your continued interest in Ceva. As a reminder, the prepared remarks for this conference call are filed as an exhibit to the Current Report on Form 8-K and accessible through the investor section of our website at https://investors.ceva-ip.com.

With regards to upcoming events, we will be participating in the following conferences:

●	Oppenheimer 25th Annual Israeli Conference, May 26 in Tel Aviv, Israel
●	Cowen 52nd Annual TMT Conference, May 29 in New York
●	Mizuho Technology Conference 2024, June 12 in New York
●	Rosenblatt's 4th Annual Virtual Tech Summit 2024, June 12, Virtually

Further information on these events and all events we will be participating in can be found on the investors section of our website.

Thank you and goodbye

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